Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Employee Share Purchase Plan, as amended of Amdocs Limited of our reports dated December 15, 2025, with respect to the consolidated financial statements of Amdocs Limited and the effectiveness of internal control over financial reporting of Amdocs Limited included in its Annual Report (Form 20-F) for the year ended September 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

February 17, 2026